Exhibit 77(a)(2)

ING BALANCED PORTFOLIO, INC.

ARTICLES OF AMENDMENT

ING BALANCED PORTFOLIO, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of Capital Stock that the Corporation currently has authority to issue is three billion (3,000,000,000) shares, with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of three million dollars ($3,000,000).

SECOND: The Corporation hereby amends its Articles of Amendment and Restatement (the “Charter”)  as currently in effect in accordance with Section SECOND Seventh (g), and Section SECOND Ninth (g), to dissolve one billion (1,000,000,000) shares of stock of the Corporation designated as shares of  “Adviser Class” and
“Class S2.”

THIRD: Immediately prior to the effectiveness of the amendment to the Charter set forth in Article SECOND, the  total number of shares of each authorized class of Capital Stock that the Corporation had authority to issue was as follows:

Name of Class of Series	Number of Shares Allocated
Adviser Class	500,000,000
Class I	500,000,000
Class S	500,000,000
Class S2	500,000,000

for a total of two billion (2,000,000,000) shares designated and classified into separate classes of Capital Stock, with one billion (1,000,000,000) being unclassified.

FOURTH: Immediately following the effectiveness of the dissolution of the shares of stock set forth in Article SECOND, the total number of shares of each authorized class of Capital Stock that the Corporation has authority to issue is as follows:

Name of Class of Series	Number of Shares Allocated

Class I	500,000,000
Class S	500,000,000

for a total of one billion (1,000,000,000) shares designated and classified into separate classes of Capital Stock, with two billion (2,000,000,000) shares remaining undesignated and unclassified.

FIFTH: The amendment to the Charter of the Corporation herein set forth was duly approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

SIXTH: The amendment to the Charter herein set forth does not increase the authorized stock of the Corporation.

IN WITNESS WHEREOF, ING Balanced Portfolio, Inc. has caused these Articles of Amendment to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:	ING Balanced Portfolio, Inc.

/s/ Theresa K. Kelety, Esq.____	_/s/ Todd Modic____________
Name: Theresa K. Kelety, Esq.	Name: Todd Modic
Title: Secretary	Title: Senior Vice President

Dated: __7/20/10______________